As filed with the Securities and Exchange Commission on February 23, 2007	Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

Sky Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	32-0027992 (I.R.S. Employer Identification No.)

401 Congress Avenue, Suite 1540

Austin, TX 78701

(Address, including zip code,

of registrant’s principal executive offices)

____________________

Sky Petroleum, Inc. Non-U.S. Stock Option Plan

Sky Petroleum, Inc. 2005 U.S. Stock Incentive Plan

(Full title of the plan)

____________________

Michael D. Noonan

401 Congress Avenue, Suite 1540

Austin, TX 78701

(512) 687-3427

(Name, address and telephone number,

including area code, of agent for service of process)

____________________

Copy to:

Kenneth Sam, Esq.

Dorsey & Whitney LLP

Republic Plaza Building, Suite 4700

370 Seventeenth Street

Denver, CO 80202-5647

(303) 629-3445

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.001 per share	2,583,333 shares issuable pursuant to options outstanding under the Non-U.S. Plan	US$ 1.00(2)	US$ 2,583,333	US$ 277
Common Shares, par value $0.001 per share	800,000 shares issuable pursuant to options outstanding under the 2005 U.S. Plan	US$ 1.44(2)	US$ 1,152,000	US$ 124
Common Shares, par value $0.001 per share	1,273,815 shares issuable pursuant to options available for issuance under the Non-U.S. Plan and 2005 U.S. Plan(3)	US$ •(4)	US$ 1,070,004.60	US$ 115
Total	4,657,148 shares		US$ 4,805,337.60	US$ 621

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions provided for in the Plans in accordance with the provisions of the Plans.

(2)	Based on the weighted average exercise price of options granted under the Plan outstanding as of the date of the filing of this registration statement.
(3)

Represents the maximum number of shares issuable under both plans. The Company’s Non-U.S. Plan authorizes the issuance of stock options to acquire up to 10% of the Company’s issued and outstanding shares of common stock and the Company’s 2005 U.S. Plan authorizes the issuance of stock options to acquire up to a maximum of 4,657,148 shares of common stock (less the number of shares issuable upon exercise of options granted by the Company under all other stock incentive plans on the date of any grant under the plan).

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s Common Shares on February •, 2007, as quoted on the NASD Over the Counter Bulletin Board, which was US$• per share.

This registration statement on Form S-8 registers common shares, par value $0.001 per share (“Common Shares”), of Sky Petroleum, Inc. (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Registrant’s Non-U.S. Stock Option Plan (the “Non-U.S. Plan”) and 2005 U.S. Stock Incentive Plan (the “U.S. Plan”).

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)         The Registrant’s latest annual report on Form 10-KSB for the year ended December 31, 2005, filed pursuant to Section 13(a) or 15(d) under the Exchange Act on March 31, 2006, as amended on Form 10-KSB/A filed April 10, 2006 and May 24, 2006.

(b)        The Registrant’s quarterly reports on Form 10-QSB filed on May 15, 2006, August 15, 2006, as amended on Form 10-QSB/A filed on September 11, 2006, and on November 20, 2006. All of the Registrant’s current reports on Form 8-K filed with the Commission since March 31, 2006. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year end March 31, 2006.

(d)        The section entitled “Description of Securities” in the Registrant’s Form S-1/A filed with the Securities and Exchange Commission on August 29, 2006.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Pursuant to our bylaws, we are required to indemnify all of our officers and directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Nevada Business Corporations Act, as now enacted or hereafter amended. Unless otherwise approved by our board of directors, we shall not indemnify any of our employees who are not otherwise entitled to indemnification pursuant to our bylaws.

Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to our company or any of our shareholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Nevada law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors to our shareholders to the fullest extent permitted by Nevada law.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Non-U.S. Stock Option Plan (Incorporated by reference to Exhibit 10.7 of the Registrant’s Form SB-2 filed on August 30, 2005)
4.2	2005 U.S. Stock Incentive Plan (Incorporated by reference to Exhibit 10.8 of the Registrant’s Form SB-2 filed on August 30, 2005)
5.1	Opinion of Woodburn and Wedge
23.1	Consent of Beckstead and Watts LLP, Certified Public Accountants
23.2	Consent of Woodburn and Wedge (Included in Exhibit 5.1)
24.1	Power of Attorney

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)        That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 23rd day of February, 2007.

Sky Petroleum, Inc.

By: /s/ Brent D. Kinney
Brent D. Kinney
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 23, 2007.

/s/ Brent D. Kinney Brent D. Kinney	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Shafiq Ur Rahman Shafiq Ur Rahman	Manager of Finance and Operations (Principal Financial and Accounting Officer)
/s/ Nigel McCue Nigel McCue	Director
/s/ Karim Jobanputra Karim Jobanputra	Director
/s/ Ian R. Baron Ian R. Baron	Director
/s/ Peter J. Cockroft Peter J. Cockroft	Director
/s/ Michael D. Noonan Michael D. Noonan	Secretary and Director

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Non-U.S. Stock Option Plan (Incorporated by reference to Exhibit 10.7 of the Registrant’s Form SB-2 filed on August 30, 2005)
4.2	2005 U.S. Stock Incentive Plan (Incorporated by reference to Exhibit 10.8 of the Registrant’s Form SB-2 filed on August 30, 2005)
5.1	Opinion of Woodburn and Wedge
23.1	Consent of Beckstead and Watts LLP, Certified Public Accountants
23.2	Consent of Woodburn and Wedge (Included in Exhibit 5.1)
24.1	Power of Attorney